CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$8,742,800	$1,192.52

Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

February 2013
Pricing Supplement No. 82
Registration Statement No. 333-169119
Dated February 27, 2013
Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

PLUS Based on the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside SecuritiesSM

Unlike conventional debt securities, the PLUS offered by this pricing supplement do not pay interest and do not provide for the repayment of the stated principal amount at maturity in all circumstances. Instead, the PLUS provide for a single payment at maturity that may be greater than, equal to or less than the stated principal amount of the PLUS, depending on the closing price of the iShares® MSCI EAFE Index Fund on the valuation date. If the share closing price of the iShares® MSCI EAFE Index Fund is greater on the valuation date than on the pricing date, investors in the PLUS will participate on a 300% leveraged basis in that appreciation, subject to a maximum payment at maturity of the PLUS of 115.40%. If, however, the closing value of the iShares® MSCI EAFE Index Fund is lower on the valuation date than on the pricing date, investors in the PLUS will lose 1% of their stated principal amount for every 1% of that decline. You should not invest in the PLUS unless you can accept the risk of a significant loss on your investment. The PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the PLUS are subject to the creditworthiness of Barclays Bank PLC and are not guaranteed by any third party.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Maturity date:	April 4, 2014, subject to postponement and adjustment.
Underlying shares:	iShares® MSCI EAFE Index Fund (the “Fund”)
Aggregate principal amount:	$8,742,800
Payment at maturity:	If final share price is greater than initial share price,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final share price is less than or equal to initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.

You may lose some or all of your initial investment. Any payment on the PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Leveraged upside payment:	$10 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	$58.27, which is the share closing price of the underlying shares on the pricing date.
Final share price:	The share closing price of the underlying shares on the valuation date.
Share closing price:

The official closing price per share of the Fund on the relevant day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “EFA UP <Equity>“ or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing price per share of the Fund will be based on the alternate calculation of the Fund as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Valuation date:	April 1, 2014, subject to postponement and adjustment.
Leverage factor:	300%
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$11.54 (115.40% of the stated principal amount) per PLUS
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	February 27, 2013 (expected to price on or about February 27, 2013, or if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Original issue date:	March 4, 2013 (3 business days after the pricing date)
CUSIP/ISIN:	06742C707/US06742C7074
Listing:	The securities will not be listed on any securities exchange.
Selected Dealer:	Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”))
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per PLUS	$10	$0.20	$9.80
Total	$ 8,742,800	$174,856	$8,567,944

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.9250 per PLUS. Please see “Syndicate Information” on page 17 for further details.

(2)	MSWM and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell. See “Supplemental Plan of Distribution.”

Investing in the PLUS involves risks not associated with an investment in conventional debt securities. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below.

Prospectus dated August 31, 2010    Prospectus Supplement dated May 27, 2011    Index Supplement dated May 31, 2011

See “Additional Terms of the PLUS” on page 2 of this pricing supplement. The PLUS will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, the index supplement dated May 31, 2011 and this pricing supplement. See “Risk Factors” on page 6 of this pricing supplement and “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to investing in the PLUS.

We may use this pricing supplement in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PLUS or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PLUS Based on the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside Securities

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

Additional Terms of the PLUS

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these PLUS are a part. This pricing supplement, together with the documents listed below, contain the terms of the PLUS and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus supplement dated May 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index supplement dated May 31, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

February 2013	Page 2

PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside SecuritiesSM

Investment Summary

Performance Leveraged Upside Securities
The PLUS based on the iShares® MSCI EAFE Index Fund (the “PLUS”) due April 4, 2014 can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of price performance of the underlying shares.
▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.
The PLUS are exposed on a 1:1 basis to the negative performance of the underlying shares.

Maturity:	Approximately 13 Months

Leverage factor:	300%

Maximum payment at maturity:	$11.54 (115.40% of the stated principal amount) per PLUS

Minimum Payment at maturity:	None

Key Investment Rationale

This 13 month investment offers 300% leveraged upside, subject to a maximum payment at maturity of $11.54 (115.40% of the stated principal amount) per PLUS.

Leverage Performance

The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlying shares relative to a direct investment in the underlying shares within a certain range of price performance.

Best Case Scenario	The share closing price of the underlying shares increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity of $11.54 (115.40% of the stated principal amount) per PLUS

Worst Case Scenario	The share closing price of the underlying shares declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline.

February 2013	Page 3

PLUS Based on the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside Securities

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following assumptions:

Stated principal amount:	$10

Leverage factor:	300%

Hypothetical maximum payment at maturity:	$11.54 (115.40% of the stated principal amount) per PLUS

PLUS Payoff Diagram

How it works
▪

If the final share price is greater than the initial share price, then investors receive the $10 stated principal amount plus 300% of the appreciation of the underlying shares over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final share price of approximately 105.13% of the initial share price.

For example, if the share closing price of the underlying shares appreciates by 5.13% at maturity, the investor would receive a 15.40% return, or $11.54 at maturity. If the share closing price of the underlying shares appreciates by 50% at maturity, the investor would receive only the hypothetical maximum payment of $11.54 or 115.40% of the stated principal amount.

▪

If the final share price is less than or equal to the initial share price, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares.

For example, if the share closing price of the underlying shares depreciates by 10% at maturity, the investor would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount. If the share closing price of the underlying shares depreciates by 50% at maturity, the investor would lose 10% of their principal and receive only $5 at maturity, or 50% of the stated principal amount.

February 2013	Page 4

PLUS Based on the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside Securities

What is the Total Return on the PLUS at Maturity Assuming a Range of Performance for the Underlying Shares?

The following table illustrates the hypothetical total return at maturity on the PLUS. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical total returns set forth below are based on the initial share price of $58.27, the maximum payment at maturity of $11.54 (115.40% of the stated principal amount) and the leverage factor of 300%. For the purposes of the examples below, the “Share Return” shall equal (final share price - initial share price)/initial share price). The hypothetical examples below do not take into account any tax consequences from investing in the PLUS.

Final Share Price	Share Return	Share Percent Increase	Share Performance Factor	Payment at Maturity	Total Return on PLUS
$87.41	50.00%	50.00%	N/A	$11.54	15.40%
$81.58	40.00%	40.00%	N/A	$11.54	15.40%
$75.75	25.00%	25.00%	N/A	$11.54	15.40%
$69.92	20.00%	20.00%	N/A	$11.54	15.40%
$64.10	10.00%	10.00%	N/A	$11.54	15.40%
$61.26	5.13%	5.13%	N/A	$11.54	15.40%
$59.73	2.50%	2.50%	N/A	$10.75	7.50%
$58.27	0.00%	0.00%	N/A	$10.00	0.00%
$52.44	-10.00%	N/A	90%	$9.00	-10.00%
$49.53	-15.00%	N/A	85%	$8.50	-15.00%
$46.62	-20.00%	N/A	80%	$8.00	-20.00%
$40.79	-30.00%	N/A	70%	$7.00	-30.00%
$34.96	-40.00%	N/A	60%	$6.00	-40.00%
$29.14	-50.00%	N/A	50%	$5.00	-50.00%
$23.31	-60.00%	N/A	40%	$4.00	-60.00%
$17.48	-70.00%	N/A	30%	$3.00	-70.00%
$11.65	-80.00%	N/A	20%	$2.00	-80.00%
$5.83	-90.00%	N/A	10%	$1.00	-90.00%
0.00	-100.00%	N/A	0%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The share closing price of the underlying shares increases from an initial share price of $58.27 to a final share price of $59.73.

Because the final share price of $59.73 is greater than the initial share price of $58.27 but the payment at maturity is not greater than the maximum payment at maturity, the investor receives the following payment at maturity of $10.75 per $10 stated principal amount calculated as follows:

$10 + leveraged upside payment
$10 + leverage factor x share percent increase
$10 + [$10 x 300% x 2.50%] = $10.75

The total return on investment of the PLUS is 7.50%.

Example 2: The share closing price of the underlying shares increases from an initial share price of $58.27 to a final share price of $64.10.

Because the final share price of $64.10 is greater than the initial share price of $58.27 but because $10 + the leveraged upside payment is greater than the maximum payment at maturity, the investor will receive the maximum payment at maturity of $11.54 per $10.00 stated principal amount.

The total return on investment of the PLUS is 15.40%.

February 2013	Page 5

PLUS Based on the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside Securities

Example 3: The share closing price of the underlying shares decreases from an initial share price of $58.27 to a final share price of $34.96.

Because the final share price of $34.96 is less than the initial share price of $58.27, the investor will receive a payment at maturity of $6.00 per $10.00 stated principal amount calculated as follows:

$10 x share performance factor
$10 x 60% = $6.00

The total return on investment of the PLUS is -40.00%.

Example 4: The share closing price of the underlying shares does not increase or decrease and the final share price is $58.27.

Because the final share price of $58.27 is equal to the initial share price of $58.27, the investor will receive a payment at maturity of $0.00 per $10.00 stated principal amount calculated as follows:

$10 x share performance factor
$10 x 100% = $10.00

The total return on investment of the PLUS is 0.00%.

February 2013	Page 6

PLUS Based on the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside Securities

Risk Factors

An investment in the PLUS involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS. Investing in the PLUS is not equivalent to investing directly in the Fund or any of the component stocks of the Fund. The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;
•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;
•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level; and
•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

Structure Specific Risk Factors

▪

PLUS do not pay interest nor guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying shares. You may lose up to 100% of the principal amount of your notes if the underlying shares decline from the initial share price to the final share price.

▪

Appreciation potential is limited. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $11.54 (115.40% of the stated principal amount). Although the leverage factor provides 300% exposure to any increase in the value of the underlying shares at maturity, because the payment at maturity will be limited to 115.40% of the stated principal amount for the PLUS, any increase in the final share price over the initial share price by more than 5.13% will not further increase the return on the PLUS.

▪

Market price influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying shares, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less or possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪

Credit of Issuer. The PLUS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the PLUS.

▪

Not equivalent to investing in the underlying shares. Investing in the PLUS is not equivalent to investing in the underlying shares or its component stocks. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying shares.

▪

Adjustments to the Fund or to the MSCI EAFE Index could adversely affect the value of the PLUS. Blackrock Fund Advisors (“BFA”) is the investment advisor to the iShares® MSCI EAFE Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index (the “EAFE Index”). Pursuant to its investment strategy or otherwise, BFA may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund. MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI EAFE Index. MSCI can add, delete or substitute the stocks underlying the MSCI EAFE Index or make other methodological changes that could change the value of the MSCI EAFE Index. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS.

▪

Payment at maturity is not based on the value of the underlying shares at any time other than the final share price on the valuation date. The payment at maturity is not based on the value of the underlying shares at any time other than the final share price on the valuation date and will be based solely on the final share price of the underlying shares as compared to the initial share price of the underlying shares. Therefore, if the share closing price of the underlying shares drops precipitously on the valuation date, the payment at maturity, if any, that you will receive for your PLUS may be significantly less than it would otherwise have been had such payment been linked to the value of the underlying shares at any time prior to such drop.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the PLUS in any secondary market transactions will likely be lower than the original issue price since the original issue price includes, and secondary market prices are

February 2013	Page 7

PLUS Based on the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside Securities

likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs and the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the PLUS from you in secondary market transactions will likely be lower than the price you paid for the PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪

The U.S. federal income tax consequences of an investment in the PLUS are uncertain. The U.S. federal income tax treatment of the PLUS is uncertain and the Internal Revenue Service could assert that the PLUS should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the PLUS and whether all or part of the gain you may recognize upon the sale, exchange or maturity of an instrument such as the PLUS could be treated as ordinary income. The outcome of this process is uncertain. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the PLUS (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the PLUS even though you will not receive any payments with respect to the PLUS until maturity. You should consult your tax advisor as to the possible alternative treatments in respect of the PLUS.

▪

There are risks associated with investments in PLUS linked to the value of foreign equity securities. The stocks included in the EAFE Index and that are generally tracked by the Fund have been issued by various foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Fund or the EAFE Index, which may have an adverse effect on the PLUS. Also, the public availability of information concerning the issuers of stocks included in the EAFE Index and the Fund will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the EAFE Index and the Fund may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

▪

Foreign exchange rate risks. Any amount payable at maturity of the PLUS is linked to the final share price of the Fund on the valuation date (as compared to the initial share price of the Fund on the pricing date) and will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the EAFE Index are denominated, although any currency fluctuations could affect the performance of the stocks comprising the EAFE Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the PLUS, you will not receive any additional payment or incur any reduction in your payment at maturity.

▪

Non-U.S. securities markets risks. The stocks included in the EAFE Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the EAFE Index, the Emerging Markets Index or either Reference Asset, which may have an adverse effect on the PLUS. Also, the public availability of information concerning the issuers of stocks included in the EAFE Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the EAFE Index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

▪

Certain features of exchange-traded funds will impact the value of the PLUS. The performance of the Fund does not fully replicate the performance of the MSCI EAFE Index. The Fund may not fully replicate the MSCI EAFE Index, and may hold securities not included in such MSCI EAFE Index. The value of the Fund to which your PLUS are linked is subject to:

	•	Management risk. This is the risk that the investment strategy for the Fund, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The Fund may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Fund’s losses, and, as a consequence, the losses of your PLUS, may be greater than if the Fund invested only in conventional securities.

February 2013	Page 8

PLUS Based on the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside Securities

Other Risk Factors

▪

The PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the PLUS. We do not intend to list the PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because other dealers are not likely to make a secondary market for the PLUS, the price, if any, at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying shares and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could increase the value at which the underlying shares must close so that the investor does not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪

Potential adverse economic interest of the calculation agent. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the initial share price and the final share price, and calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the underlying shares, may adversely affect the payout to you at maturity.

▪

The Fund may underperform the MSCI EAFE Index. The performance of the Fund may not replicate the performance of, and may underperform the EAFE Index. Unlike the EAFE Index, the Fund will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the EAFE Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund, differences in trading hours between the Fund and the EAFE Index or due to other circumstances. Because the return on the PLUS is linked to the performance of the Fund and not the EAFE Index, the return on the PLUS may be less than that of an alternative investment linked directly to the EAFE Index.

▪

Certain built-in costs are likely to adversely affect the value of the PLUS prior to maturity. While the payment at maturity described in this pricing supplement is based on the full principal amount of the PLUS, the original issue price of the PLUS includes the agent’s commission and the cost of hedging our obligations under the PLUS through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the PLUS from you in secondary market transactions will likely be lower than the price you paid for your PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪

Adjustments to the underlying shares (including EAFE Index tracked by the Fund) could adversely affect the value of the PLUS. Those responsible for calculating and maintaining the Fund or the EAFE Index tracked by the Fund can add, delete or substitute the components of the EAFE Index or the Fund or make other methodological changes that could change the value of the MSCI EAFE Index or the Fund. In addition, the publisher of the EAFE Index may discontinue or suspend calculation or publication of such index or the Fund may be delisted from the relevant exchange or liquidated or otherwise terminated at any time. Any of these actions could adversely affect the value of the underlying share and, consequently, the value of the PLUS. For a description of the actions that may be taken by the Calculation Agent in the event that the publisher of the EAFE Index discontinues or suspends calculation of the index or the Fund is liquidated or otherwise terminated, please see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.”

▪

The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the EAFE Index, you will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. Your net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index, the value of the respective underlying shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

Of particular importance to potential currency exchange risks are:

February 2013	Page 9

PLUS Based on the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside Securities

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments; and
•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

February 2013	Page 10

PLUS Based on the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside Securities

iShares® MSCI EAFE Index Fund Overview

We have derived all information contained in this pricing supplement regarding the iShares® MSCI EAFE Index Fund (the “Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from the Fund’s prospectus dated December 1, 2012 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BITCNA”) and BlackRock Fund Advisors (“BFA”). The Fund is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the Fund. The Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the Fund, please see the Fund’s prospectus. In addition, information about iShares® and the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the Fund. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the MSCI EAFE Index (“EAFE Index”). The EAFE Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets. For additional information about the EAFE Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of January 30, 2013, the Fund’s largest holdings by country were the United Kingdom (21.90%), Japan (19.50%), Switzerland (9.12%), France (9.11%), Australia (8.86%), Germany (8.70%), Sweden (3.23%), Spain (3.11%), Hong Kong (2.99%) and the Netherlands (2.86%). As of January 30, 2013, the Fund’s three largest sectors by holdings were Financials (25.04%), Industrials (12.44%) and Consumer Staples (11.58%).

The Fund uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the EAFE Index. The Fund generally invests at least 90% of its assets in securities of the EAFE Index and depository receipts representing securities of the EAFE Index. In addition, the Fund may also invest in securities not included in the EAFE Index but which BFA believes will help the Fund track the EAFE Index and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Representative Sampling

The Fund pursues a “representative sampling” indexing strategy in attempting to track the performance of the EAFE Index, and generally does not hold all of the equity securities included in the EAFE Index. The Fund invests in a representative sample of securities that collectively has an investment profile similar to the EAFE Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the EAFE Index.

Correlation

The EAFE Index is a theoretical financial calculation, while the Fund is an actual investment portfolio. The performance of the Fund and the EAFE Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the Fund portfolio and the EAFE Index resulting from legal restrictions (such as diversification requirements) that apply to the Fund but not to the EAFE Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of the Fund’s portfolio and that of the EAFE Index. The Fund, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

February 2013	Page 11

PLUS Based on the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside Securities

Industry Concentration Policy

The Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the EAFE Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® is a registered mark of BITCNA. BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The PLUS are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the PLUS.

Information on the iShares® MSCI EAFE Index Fund as of market close on February 27, 2013:

Bloomberg Ticker Symbol:	EFA
Share closing price on February 27, 2013:	$58.27
52 Weeks Ago:	$54.87

52 Week High:	$59.41
52 Week Low:	$46.55

The following graph sets forth the historical performance of the iShares® MSCI EAFE Index Fund based on the weekly share closing prices of the iShares® MSCI EAFE Index Fund from January 2, 2004 through February 27, 2013. The related table sets forth the published high and low share closing prices as well as the end-of-quarter share closing prices of the underlying shares for each quarter from January 2, 2007 through February 27, 2013. The share closing price of the Index on February 27, 2013 was $58.27.

We obtained the share closing prices of the iShares® MSCI EAFE Index Fund below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical share closing prices of the iShares® MSCI EAFE Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the share closing price on the valuation date. We cannot give you assurance that the performance of the iShares® MSCI EAFE Index Fund will result in the return of any of your initial investment.

February 2013	Page 12

PLUS Based on the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside Securities

Underlying shares Historical Performance—
January 2, 2004 to February 27, 2013

Past performance is not indicative of future results

iShares® MSCI EAFE Index Fund	High	Low	Period End
2007
First Quarter	$76.94	$70.95	$76.27
Second Quarter	$81.79	$76.47	$80.63
Third Quarter	$83.77	$73.70	$82.56
Fourth Quarter	$86.18	$78.24	$78.50
2008
First Quarter	$78.35	$68.31	$71.90
Second Quarter	$78.52	$68.10	$68.70
Third Quarter	$68.04	$53.08	$56.30
Fourth Quarter	$55.88	$35.71	$44.87
2009
First Quarter	$45.44	$31.69	$37.59
Second Quarter	$49.04	$38.57	$45.81
Third Quarter	$55.81	$43.91	$54.70
Fourth Quarter	$57.28	$52.66	$55.30
2010
First Quarter	$57.96	$50.45	$56.00
Second Quarter	$58.03	$46.29	$46.51
Third Quarter	$55.42	$47.09	$54.92
Fourth Quarter	$59.46	$54.25	$58.23
2011
First Quarter	$61.91	$55.31	$60.37
Second Quarter	$63.87	$57.10	$60.14
Third Quarter	$60.80	$46.66	$47.75
Fourth Quarter	$55.57	$46.45	$49.53
2012
First Quarter	$55.80	$49.15	$54.90
Second Quarter	$55.51	$46.55	$49.96
Third Quarter	$55.15	$47.62	$53.00
Fourth Quarter	$56.88	$51.96	$56.82
2013
First Quarter (through February 27, 2013)	$59.41	$56.90	$58.27

Past performance is not indicative of future results

February 2013	Page 13

PLUS Based on the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside Securities

Additional Information About the PLUS

Additional provisions:
Record date:	One business day prior to the related contingent payment date.
No fractional shares:

At maturity, if the payment on the securities, if any, is to be made in shares of the Fund, we will deliver the number of shares due with respect to the securities, as described above, but we will pay cash in lieu of delivering any fractional share of the underlying stock in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlying stock, as determined by the calculation agent as of the valuation date.

Postponement of maturity date:

The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event with respect to the underlying stock on such valuation date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date; provided that, the valuation date may not be postponed to a date later than the originally scheduled maturity date, or if the originally scheduled maturity date is not a business day, later than the first business day after the originally scheduled maturity date. See “Terms of the Notes — Maturity Date” and “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Market disruption events and antidilution adjustments:

The calculation agent may adjust any variable described in this pricing supplement, including but not limited to the valuation date, the initial share price, the final share price and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•

For a description of further adjustments that may affect the underlying shares, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

Listing:	The securities will not be listed on any securities exchange.

Minimum ticketing size:	100 PLUS

Tax considerations:

The material tax consequences of your investment in the PLUS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your PLUS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your PLUS in the initial issuance of the PLUS).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the PLUS should be treated in the manner described below. This opinion assumes that the description of the terms of the PLUS in this pricing supplement is materially correct.

The United States federal income tax consequences of your investment in the PLUS are uncertain and the Internal Revenue Service could assert that the PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your PLUS as a pre-paid cash-settled executory contract with respect to the Fund. Subject to the discussion of Section 1260 below, if your PLUS are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your PLUS. Such gain or loss should generally be long-term capital gain or loss if you have held your PLUS for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the PLUS could be treated as a “constructive ownership transaction” with respect to the Fund that is subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. If your PLUS were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the

February 2013	Page 14

PLUS Based on the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside Securities

sale or maturity of your PLUS would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the Fund referenced by your PLUS on the date that you purchased your PLUS and sold those shares on the date of the sale or maturity of the PLUS (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because, in general, the maturity payment of the PLUS will only reflect the appreciation or depreciation in the value of the shares of the Fund and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Fund, we believe that it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of Fund shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your PLUS by the Fund share price on the date you acquired your PLUS, as opposed to making such determination based on the actual number of Fund shares that, after taking into account the leverage factor, are effectively referenced in determining the actual return on your PLUS. In addition, the Excess Gain Amount could be greater than zero if you purchase your PLUS for an amount that is less than the principal amount of the PLUS or if the return on the PLUS is adjusted to take into account any extraordinary dividends that are paid on the shares of the Fund. Furthermore, if another exchange traded fund is substituted for the Fund, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the Fund and sold the Fund to purchase its substitute. You should be aware that, if the PLUS are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the PLUS (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to the PLUS is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the PLUS.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the PLUS, possibly with retroactive effect.

For a further discussion of the tax treatment of your PLUS as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the PLUS. For additional, important considerations related to tax risks associated with investing in the PLUS, you should also examine the discussion about tax risks in “Risk Factors—Structure Specific Risk Factors”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your PLUS), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the PLUS.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code of 1986, as amended, which could ultimately require us to treat all or a portion of any payment in respect of your PLUS as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the PLUS when these regulations are finalized.

Trustee:	The Bank of New York Mellon

February 2013	Page 15

PLUS Based on the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside Securities

Calculation agent:	Barclays Bank PLC
Market Disruption Events and Adjustments:

The calculation agent may adjust any variable described in this pricing supplement, including but not limited to the valuation date, the initial share price, the final share price and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on the underlying shares and any other securities or instruments we may wish to use in connection with such hedging.  Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the PLUS or any amounts payable on your PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”) clients may contact their MSWM sales representative or MSWM’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays, at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

February 2013	Page 16

PLUS Based on the iShares® MSCI EAFE Index Fund due April 4, 2014
Performance Leveraged Upside Securities

Syndicate Information
Issue price of the PLUS	Selling concession	Principal amount of PLUS for any single investor
$10.0000	$0.2000	less than $1MM
$9.9625	$0.1625	greater than or equal to $1MM and less than $3MM
$9.9438	$0.1438	greater than or equal to $3MM and less than $5MM
$9.9250	$0.1250	greater than or equal to $5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This pricing supplement represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

MSWM and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell.

We expect that delivery of the PLUS will be made against payment for the PLUS on or about the issue date indicated on the cover of this pricing supplement, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

February 2013	Page 17